Exhibit 10.22

PROMISSORY NOTE

August 1, 2020

The undersigned (Holder) has agreed to loan to 3DOM Singapore Pte. Ltd., a company lawfully incorporated under the laws of Singapore with its registered office at No. 4, Shenton Way, #04-06 SGX Centre 2, Singapore 068807 (Borrower), upon the request of the Borrower, on one or more occasions, up to the principal amount of SGD $1,000,000. As the condition for the Advance, the Holder and Borrower shall agree to the following terms and conditions within this promissory note (Note):

Article 1 (Request and Authorization)

1.	The Borrower shall send a request in writing, electronically or otherwise, to the Holder that includes the date the loan shall be made, the sum of the loan, and the purpose of the loan to be made.

2.	The CEO or delegated officer of the Holder shall review and authorize the request prior to any transfer of funds.

3.	The transfer shall be acknowledged by the parties as in the form as attached to this Note.

Article 2 (Interest)

No interest shall accrue to any loans under this Note.

Article 3 (Payment Schedule)

1.	There is no schedule for repayment on any or all of the loans under this Note.

2.	However, the Borrower must repay the Holder at the Holder's written request by the date and for the sum specified by the Holder.

Article 4 (Currency and Exchange Rate)

To avoid any doubt, as any loan shall be made and recorded in the Singapore Dollar (SGD), if a loan was made in another currency and thus required to be exchanged with the SGD, the Borrower shall nevertheless repay the loan in the SGD, with the prevailing exchange rate on the date of the money transfer applying, and the repayment is deemed complete even if the resulting transferred sum is greater or lesser than the loaned sum in the loan's original currency after the exchange.

Article 5 (Representation and Warranty)

1.	The parties are lawfully incorporated in their respective jurisdiction, and duly authorized to enter into and perform, and has performed, all necessary actions to deliver this Note and enter transactions under this Note;

2.	The Note is lawful, binding and enforceable; and

3.	The Holder acknowledges and accepts that there is no recourse beyond the assets held by the Borrower upon the Borrower's default on repayment.

Article 6 (Default Event)

At the election of the Holder and upon notice to the Borrower, all balance shall be payable immediately upon the event of:

1.	Nonpayment by specified date;

2.	Borrower has or shall have commenced, at its election or involuntarily, any legal proceeding to cause its dissolution or liquidation, or placed under protection through bankruptcy, reorganization, insolvency, etc., or makes any assignment for the benefit of other creditors or takes any corporate action to accomplish the same.

Article 7 (General Terms)

1.	This Note is the entire agreement between the parties.

2.	If any article or provision is deemed invalid, the same shall be voided, while the remaining articles and provisions shall remain valid.

3.	This Note may be amended by the parties' agreement in writing.

4.	Neither party may assign, transfer or dispose of its rights or obligations under this Note except by agreement in writing.

5.	This Note is governed by the laws of Singapore.

6.	Any dispute arising under this Note shall be submitted for final arbitration in Singapore by one arbitrator selected by the local arbitration association, proceed in English, and the parties shall be bound by confidentiality regarding the ruling or existence of such arbitration to the fullest extent available by Singapore arbitration rules.

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Execution Page

The parties have executed this Note upon the date first above written.

Borrower

Executed and delivered	)
3DOM Singapore Pte. Ltd.	)	/s/ Andrew Khine
acting by its duly authorized officer	)	Andrew Khine, Chief Executive Officer

Holder

Executed and delivered	)
3DOM, Inc.	)	/s/ Matsumura Masataka
acting by its duly authorized officer	)	Matsumura Masataka, President & Representative Director